EXHIBIT 10.1


                                    RESELLER

                                       AND

                               SERVICES AGREEMENT

                                     between

                                     SELLER

                                       and

                                     DIGITAL

                                    EQUIPMENT

                                   CORPORATION(1)









(1) Confidential Treatment has been requested as to certain portions of this agreement. The term "Confidential Treatment" and the mark (*) is used throughout this agreement in order to indicate that material has been omitted and separatley filed with the Securities and Exchange Commission.

                                          TABLE OF CONTENTS

                                                                     Page

1.   DEFINITIONS                                                      2

2.   TERM AND TERMINATION                                             7

3.   PRODUCT PURCHASING REQUIREMENTS AND PROCEDURES                   8

4.   PRICING AND PRICE CHANGES                                        13

5.   DELIVERY OF PRODUCTS                                             15

6.   QUALITY, INSPECTION, AND ACCEPTANCE                              18

7.   PAYMENT                                                          19

8.   PRODUCT SERVICES                                                 19

9.   DIGITAL PRODUCT BRANDING                                         22

10.  SELLER'S SALE RESTRICTIONS/PARTIES'
      SALES COMPENSATION                                              26

11.  DOCUMENTATION                                                    27

12.  PROPRIETARY RIGHTS AND LICENSES                                  27

13.  PRODUCT LOANS, BETA SITES, MODELING                              29

14.  TECHNICAL SUPPORT BY SELLER                                      29

15.  PERSONNEL                                                        30

16.  TRAINING                                                         32

17.  END OF LIFE                                                      33

18.  ENGINEERING AND FIELD CHANGE ORDERS                              33

19.  SALES AND RELATIONSHIP PLANNING AND ENGAGEMENT                   34

20.  MARKETING                                                        35

21.  WARRANTY                                                         35

22.  STOCK ROTATION                                                   37

23.  ESCROW DEPOSIT                                                   37

24.  SUPPLY BY DIGITAL                                                38

25.  LIMITATION OF LIABILITY AND REMEDIES                             38

26.  CONFIDENTIAL INFORMATION AND AUDITS                              39

27.  COMPLIANCE WITH LAWS                                             41

28.  INDEMNIFICATION AND INSURANCE                                    41

29.  NOTICES                                                          43

30.  FORCE MAJEURE                                                    44

31.  GENERAL                                                          44

                                   RESELLER AND SERVICES AGREEMENT


                  This Agreement ("Agreement") made and effective as of November 24, 1997 ("Effective Date") between Cabletron Systems, Inc., having a principal place of business at 35 Industrial Way, Rochester, New Hampshire 03867 (together with all Subsidiaries collectively referred to as "Seller") and DIGITAL
EQUIPMENT CORPORATION, having a principal place of business at 111 Powdermill Road, Maynard, Massachusetts 01754 (together with all Subsidiaries collectively referred to as "Digital").

                                        W I T N E S S E T H:

                  WHEREAS, Seller is in the business of, among other things, providing networking technology products to its customers and Digital is in the business of, among other things, providing systems integration, network management, technology deployment, and outsourcing services to its clients;

                  WHEREAS, Seller and Digital are entering into an asset purchase agreement ("Asset Purchase Agreement") which (i) involves the transfer of assets associated with its networking product business; and (ii) defines the roles and responsibilities of the parties hereto, and the requirements of each in developing, marketing, selling and supporting a set of defined products;

                  WHEREAS, a condition of the Asset Purchase Agreement is the execution of certain ancillary agreements including this Agreement;

                  WHEREAS, Seller wishes to appoint Digital as a reseller of certain products on certain terms;

                  WHEREAS, Seller wishes to market and support Digital as its Strategic Network Services Partner and Digital wishes to market and support Seller as its Strategic Network Product Partner;

                  WHEREAS, Seller shall provide certain products and services to Digital and third parties; and

                  WHEREAS, the parties wish to describe their respective rights and obligations herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, and undertakings hereinafter set forth, Digital and Seller hereby agree as follows:

                                           1.. DEFINITIONS


                    Capitalized terms contained herein but not defined shall have the meaning set forth in the Asset Purchase Agreement.


1.1. "Authorized Warranty Service Provider" shall mean any Person to which either party subcontracts some or all of its service obligations.


1.2. "Baseline ESF Percentage" shall mean the percentage of sales of NPB Products to Shared Resellers during the four (4) quarters prior to the Closing Date which represents sales by Digital Enterprise Sales Force (as compared to sales by NPB channel sales personnel to such Shared Resellers), as mutually agreed between the parties prior to Closing.


1.3. "Business Day" shall mean Monday through Friday, excluding local holidays.


1.4. "Closing Date" shall mean the closing date as defined in the Asset Purchase Agreement.


1.5. "Contract Services" shall mean all hardware/Software services that Digital provides to Customers that are not Warranty Services.


1.6. "Control" and the correlative terms "Controlling," "Controlled By" and "Under Common Control With" for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract, or otherwise, but only during the period of such ownership or control.


1.7.     "Customers" shall mean purchasers of Products and/or Services.


1.8. "DEC Formative Marks" shall mean the marks set forth on Appendix 2 to Schedule 9.1.1.


1.9. "Demand Forecast" shall mean a written demand forecast produced by Digital and delivered to Seller that specifies the amount of Products Digital expects to purchase over at least the succeeding twelve months, with dollar volumes specified on a monthly basis.


1.10. "Digital-Branded Products" shall mean all NPB Products, all products set forth on Schedule 9.6, and all other Products to which the parties agree, to be sold under the Digital Marks.

1.11. "Digital Marks" shall mean the Digital Brand, the DEC Formative Marks, and the Relationship Logo set forth on Schedule 9.1.1 and all Appendices thereto, as the same may be amended by Digital from time to time.


1.12.    "Digital  Brand"  shall  mean the  Digital  logo  that is set  forth on
         Schedule 9.1.1, and any logo that Digital uses to replace that logo.


1.13. "Digital Partner" shall mean any Person selling and/or servicing Digital-Branded Products, including external Product resellers, Digital's internal services organization, and Authorized Warranty
         Service Providers, in each case to the extent that such person purchases such Products through Digital or provides such services on behalf of Digital.


1.14. "Digital Price Book" shall mean Digital's published price list for (i) Digital-Branded Products and (ii) certain Seller Products to be included by mutual agreement of the parties.


1.15. "Digital Service Agreement" shall mean agreements between Digital and Customers for Services.


1.16. "Digital Services Division" shall mean MCS, NSIS, and OMS, or any other organization(s) within Digital that perform(s) the functions performed by these divisions as of the Closing Date.


1.17. "Dead on arrival" or "DOA" shall mean that the product does not function upon initial receipt by a Customer.


1.18.    "End of Life" or "EOL" shall have the meaning set forth in Section
         17.1.


1.19. "Engineering Change Order" or "ECO" shall mean a manufacturing change to a Product necessitated by problems or defects in form fit or function or by product safety concerns.


1.20. "Enterprise Sales Force" shall mean all Digital field sales personnel that are not NPB channel sales personnel immediately prior to the Closing Date.


1.21. "Escrow Deposit" shall mean (i) all Software source code for Products on the Product Road Map or otherwise provided by Seller hereunder (including from time to time each upgrade, enhancement or other modification), together with, to the extent in existence, (A) any pertinent commentary or explanation that may be necessary to render such source code understandable and usable by a trained computer-programming expert, (B) such system documentation, statements of principles of operation and schematics as are necessary or useful for the effective understanding of such source code, and (C) all devices, programming or documentation (including compilers, workbenches, tools and higher-level or proprietary languages) employed by Seller for the development, maintenance and implementation of such source code; (ii) all technical specifications for the Products on the Product Road Map or otherwise provided by Seller hereunder and all documentation related thereto; and (iii) manufacturing technical specifications and processes, and all documentation related thereto.

1.22. "First Revenue Ship" or "FRS" shall mean the initial shipment of a New Product by Seller.


1.23. "First Volume Ship" shall mean the initial shipment of New Products by Seller in volumes to satisfy Digital's forecasted needs, as set forth in the Product Road Map.


1.24. "Field Replacement Unit" or "FRU" shall mean a field replaceable unit, or those parts, options, and/or components that can be used to effect a fix on a Product.


1.25. "First Year Product Credits" means first year Product Credits as that term is defined in the Asset Purchase Agreement which may be used by
         Digital to purchase from Seller, at prices set forth herein, Digital-Branded Products that are ordered under this Agreement during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the "First Year") for requesting delivery at any time until thirty days after the end of the First Year.


1.26. "Full Revenue Quota Credit" shall mean the lesser of (i) a one hundred percent (100%) sales quota credit or (ii) the best equivalent sales quota credit generally provided by Digital for other Digital products.


1.27.    "Gold Key Program" shall have the meaning set forth in Section 8.3.


1.28.    "including" shall mean including but not limited to.


1.29. "Intellectual Property Rights" shall mean all copyrights, trademarks, servicemarks, trade secrets, patents and other intellectual property rights wherever in the world enjoyable.


1.30.    "MDF" shall mean marketing development funds.


1.31.    "Minimum Product Volumes" shall have the meaning set forth in Section
          3.2.


1.32. "Multivendor Customer Services" or "MCS" shall mean Warranty Services and Contract Services.

1.33. "New Products" shall mean future Products to be included in the terms of this Agreement by the mutual agreement of Digital and Seller, pursuant to the Product Road Map. New Products shall be classified as Digital-Branded Products or Seller Products.


1.34.    "NSIS" shall mean Digital's Network Systems Integration Services.


1.35. "NPB Products" shall mean the products that are part of Digital's Network Product Business that have achieved FRS as of the Closing Date and will be transferred by Digital to Seller under the Asset Purchase Agreement.


1.36.    "OEM" shall mean original equipment manufacturer.


1.37.    "OMS" shall mean Operations Management Services


1.38. "One Tier Reseller" means a reseller that buys Product directly from a manufacturer for resale directly to an end user.


1.39. "Person" for these purposes means any individual, partnership, firm, association, trust, estate, corporation or any other legal or business entity.


1.40. "Product Information" shall mean descriptions of documentation, technical tips, Software support tools, publications, technical newsletters, training materials and all other information in any media which Digital may reasonably require in order to sell, support and maintain the Products and/or deliver Services to Customers.


1.41. "Product Road Map" shall mean the standards, specifications and other terms regarding the Products set forth on Schedule 3.1, as amended from time to time pursuant to the procedures expressly set forth in this Agreement.


1.42 "Product Credits" shall mean Product Credits to be used by Digital for the purchase of Digital-Branded Products, as further set forth in the Asset Purchase Agreement.


1.43. "Products" shall mean, collectively, NPB Products, Digital-Branded Products, Seller Products, and all Spare Parts and Field Replacement Units related to the foregoing.


1.44. "Relationship Logo" shall mean the Digital logo set forth on Appendix 1 to Schedule 9.1.1, encircled by a relationship designation, as set forth in Appendix 7 to Schedule 9.1.1.


1.45.    "Required Lead Time" shall mean the Seller's published lead times.


1.46 "Resale Products" shall mean Products purchased by Digital for resale or redistribution to third parties.

1.47     "RFP" shall mean a Request for Proposal.


1.48. "Rotate" shall mean to return a Product to Seller for either (i) replacement of a more current revision level of the same Product; or
         (ii) replacement with a different Product.


1.49.    "SCI" shall mean SCI Technology, Inc.


1.50. "Second Year Product Credits" means second year Product Credits as that term is defined in the Asset Purchase Agreement which may be used by Seller to purchase from Buyer, at prices set forth in this Agreement, Digital-Branded Products that are ordered during the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the "Second Year") requesting delivery at any time until thirty days after the Second Year.


1.51. "Seller Marks" shall mean the trademarks, service marks, logos and designs of Seller.


1.52. "Seller Products" shall mean all non-Digital-Branded Products offered by Seller under the Seller Marks.


1.53. "Seller Selling Partner" shall mean any Person selling Digital-Branded Products, at any level, under a contract with, or authorization from, Seller.


1.54.    "Seller Tradename" shall have the meaning set forth in Section 9.9.


1.55. "Services" shall mean all services and support provided by Digital or Digital Partners to its Customers.


1.56 "Shared Resellers" shall mean those resellers listed on Schedule 1.56.


1.57. "Software" shall mean all computer program, databases and firmware, (i) embedded in the Products or (ii) sold on a stand-alone basis as Products, and all user documentation and technical specifications associated therewith.


1.58. "Spare Parts" shall mean all new or like-new spares or spare parts used to effect a fix on a Product.


1.59. "Subsidiary" as used with reference to any Person means any Person controlling, controlled by, or under common Control with such Person.


1.60.    "Term" shall have the meaning set forth in Section 2.1.


1.61. "Two Tier Reseller" means a reseller that buys Product directly from a manufacturer for resale directly to a reseller, who in turn will resell directly to an end user.

1.62. "Unique Materials" shall mean all materials or components ordered by Seller for use in Digital-Branded Products, and for which Seller has no alternate use.


1.63. "Warranty" shall mean a standard Product warranty provided to a Customer in accordance with the specifications for such Product.


1.64 "Warranty Services" shall mean those services provided by Digital or Digital Partners to a Customer in connection with a Warranty.


1.65. "Year 2000 Compliant" shall mean that all computer hardware, software, and microcode has user interfaces, date data fields, processing logic, and output that correctly recognize, process, reflect and otherwise support date data for all dates, including dates occurring after December 31, 1999.





                                     2.. TERM AND TERMINATION

2.1. This Agreement shall extend for an initial term beginning on the Closing Date and ending on June 30, 2001, unless terminated sooner pursuant to judicial or similar order (the "Term").


2.2. Upon termination of this Agreement, (A) subject to Section 17.1, Seller's obligation to manufacture Product necessary for Digital to (i) purchase Spare Parts; (ii) meet any outstanding contractual obligations to its Customers, including with respect to Warranty Services and Contract Services, and/or (iii) to conclude any Digital or Digital Partners' sales opportunities, shall survive termination for six months and (B) Digital will continue to receive the technical support and related services set forth in Section 14.


2.3.     In addition to those  Sections  that  survive  termination  pursuant to
         Section 2.2, the following Sections of this Agreement shall also survive termination: Definitions, Section 10.6, Technical Support by Seller, Section 17.1, Limitation of Liability; Audits and Confidential Information; Compliance With Laws; Indemnification and Insurance; General and all related schedules.


2.4. Upon termination of the Agreement, other than pursuant to judicial or similar order because of breach of this Agreement by Seller, if Seller has finished inventory of Digital-Branded Products, Seller shall offer Digital a right of first offer which offer shall remain open for thirty
         (30) days to purchase all such Digital-Branded Products at the prices Digital was paying immediately prior to termination. In the event Digital does not exercise this right, Seller may sell-off such Products for an additional sixty (60) days after Digital notifies Seller it will not exercise this right. At the conclusion of such sixty (60) day period, Seller must either remove the Digital Marks from all such Products or destroy such Products and provide Digital with written certification of such removal or destruction. The license to Digital Marks granted hereunder shall survive for such sell-off period solely to the extent necessary for Seller to exercise its rights under this
         Section 2.4.





                         3.. PRODUCT PURCHASING REQUIREMENTS AND PROCEDURES



3.1. Attached hereto as Schedule 3.1 is the Product Road Map for the first twelve (12) months of this Agreement. Schedule 3.1 also sets forth (i) the procedures for creating a new Product Road Map quarterly, or more frequently, if agreed between the parties, and (ii) escalation procedures in the event of a disagreement between the parties.


         3.1.1. Seller is contractually committed to comply with the Product Road Map [*] covered by the then current Product Road Map, subject to changes approved by both parties.


         3.1.2. If Seller notifies Digital through the Product Road Map process that it proposes to cease production of any Product that has achieved First Volume Ship, and Digital has delivered or delivers to Seller within one month of receipt of such notice a Demand Forecast that contains a forecast of sales by Digital for such Product in excess of ten ($10) million for the twelve (12) months following such notice (and the forecast amount is reasonably consistent with prior Demand Forecasts given then current marketplace conditions), then Seller shall produce at least the Demand Forecast amount of such Product and Digital shall be bound, under the terms of this Agreement, to purchase such amount.


         3.1.3. If Digital has proposed adding a New Product to the Product Road Map for introduction at least nine months following the date of such proposal and: (i) production by Seller of the Product is technologically feasible; and (ii) Digital has presented Seller with a forecast that shows sales of such New Product comprising thirty-five ($35) million or more of Digital's total forecast sales for the twelve (12) months following the proposed introduction of such New Product, then, at Seller's option: (x) Seller may agree to make the New Product and Digital shall have a contractual commitment to purchase at least the amount forecast at agreed upon OEM pricing, or (y) if Seller declines to produce the New Product, Digital's corresponding Minimum Product Volumes shall be reduced by fifty cents ($.50) for each forecast dollar. If the parties disagree on whether the introduction of a New Product is technologically feasible, such disagreement shall be submitted for escalation treatment as set forth in the Product Road Map.
                    A proposal under this provision must identify the form, fit,

*Confidential Treatment
                    functionality and performance of the New Product with sufficient specificity to allow Seller to assess the technological feasibility and manufacturability of the New Product. OEM pricing means, except as otherwise agreed, an industry standard OEM discount accounting for relevant volumes purchased.


3.2. Subject to Seller's compliance with its contractual obligations under this Agreement respecting the then current Product Road Map, and the terms and conditions of this Agreement including Section 3.4, Digital shall purchase the following minimum volumes of Products ("Minimum Product Volumes") during the following Term years:

---------------------------------------- ------------------------------------- -------------------------------------
         YEAR                                     PURCHASES                    PURCHASES FOR
                                                  FOR RESALE                   SPARE PARTS AND
                                                                               AND INTERNAL USE
---------------------------------------- ------------------------------------- -------------------------------------
Digital Fiscal Year 98                            [*]                                [*]
---------------------------------------- ------------------------------------- -------------------------------------
Digital Fiscal Year 99                            [*]                                [*]
---------------------------------------- ------------------------------------- -------------------------------------
Digital Fiscal Year 00                            [*]                                [*]
---------------------------------------- ------------------------------------- -------------------------------------
Digital Fiscal Year 01                            [*]                                [*]
---------------------------------------- ------------------------------------- -------------------------------------


         3.2.1. For purposes of calculating the Minimum Product Volumes, Digital Fiscal Year 98 shall commence on January 1, 1998 and end on June 30, 1998. Digital Fiscal Year 99 shall commence on July 1, 1998, and terminate on June 30, 1999. Digital Fiscal Year 00 shall commence on July 1, 1999 and terminate on June 30, 2000. Digital Fiscal Year 01 shall commence on July 1, 2000 and terminate on June 30, 2001.
                    Notwithstanding the foregoing, if Digital Fiscal Year 98 is decreased by one or two months, then Digital's Minimum Product Volume for Fiscal Year 98 shall be decreased and Digital's Minimum Product Volume for Fiscal Year 01 shall be increased by [*] for decreases of one month, and [*] for decreases of two months. If Digital's
                    Fiscal year 98 is decreased by more than two months, the parties shall meet to determine the allocation of Digital's Minimum Product Volumes.


         3.2.2. The volume of dollar purchases by Digital shall be determined based on the purchase price after any discounts are applied. Purchases for Spare Parts and internal use in excess of the amounts set forth above shall be applied against the Minimum Product Volume purchases for resale requirements.


         3.2.3. Purchases by Digital from Seller of Products and any other products and/or services shall be applied towards the Minimum Product Volumes.

*Confidential Treatment

3.3. As set forth in, and subject to, the Asset Purchase Agreement, Digital has First Year Product Credits in an amount set forth in the Asset Purchase Agreement, and Second Year Product Credits of $125 million.


         3.3.1 Digital may apply its Product Credits to Digital-Branded Product purchases in its sole discretion, provided that:

                    (i) in the event that Digital fails to meet its Minimum Product Volume commitment in Fiscal Year 98: (x) Second Year Product Credits shall be reduced by sixty percent (60%) of the amount of the Fiscal Year 98 shortfall; (y) Digital may not apply any First Year Product Credits in Fiscal Year 99 until a volume of Digital-Branded Products equal to the Fiscal Year 98 shortfall is purchased other than in Product Credits, at those prices set forth in Section 4; and (z) Digital may not apply any Second Year Product Credits to purchases in Fiscal Year 99 until a volume of Digital-Branded Products equal to sixty percent (60%) of the Fiscal Year 98 shortfall is purchased in Year Two (as defined in the Asset Purchase Agreement) other than in Product Credits, at those prices set forth in Section 4; and

                    (ii) in the event that Digital fails to meet its Minimum Product Volume commitment in Fiscal Year 99: (x) any remaining Second Year Product Credits shall be reduced by sixty percent (60%) of the amount of the Fiscal Year 99 shortfall; and (y) Digital may not apply any remaining Second Year Product Credits to purchases in Fiscal Year 00 until a volume of Digital-Branded Products equal to the shortfall is purchased other than in Product Credits, at those prices set forth in Section 4.


         3.3.2. In the event that Minimum Product Volumes for the aggregate of Fiscal Year 98 and Fiscal Year 99 (pro-rated to a six (6) month period) are reduced to a level below the amount of First Year Product Credits pursuant to Section 3.4, then Digital shall receive a dollar-for-dollar carryover of unused First Year Product Credits to Second Year Product Credits.


3.4.4 The Minimum Product Volumes will be subject to the following:


         3.4.1. Other than for delays caused directly by Digital, or by SCI for one hundred and twenty (120) days following the Closing Date, if Digital issues a valid Purchase Order for a Product on the Product Road Map that is accepted by Seller and [ * ] after the scheduled delivery date, the parties shall escalate the problem to the parties' respective Relationship Managers, or their respective designee, who will either (i) create a recovery plan for expeditious shipment of the Product; or (ii) agree on an alternative Product to be offered by Seller, provided that the final determination as to whether

*Confidential Treatment

Digital shall accept such alternative Product shall be in the sole discretion of Digital. In the event that Seller fails to provide an adequate shipment remedy or a substitute that is acceptable to Digital [ * ].


3.5. Digital shall authorize purchase of Products by issuing written (which includes electronic data interchange and facsimile) or telephonic orders on its then current purchase order form and any documents incorporated therein by reference ("Purchase Order"). The terms of this Agreement shall supersede the pre-printed terms and conditions of any Purchase Order. All terms and conditions not specifically set forth in this Agreement but appearing on the face of the Purchase Order shall apply to such transactions as if set forth in this Agreement.
         In the event of a conflict between this Agreement and any term or condition in any Purchase Order, this Agreement shall govern. No terms appearing on the face of a Purchase Order, other than with respect to time of delivery, mode of transportation, special discounts, and similar commercial terms acknowledged in writing by the Seller, shall be deemed to amend, modify or limit the application of any express term of this Agreement. Digital shall use its reasonable commercial efforts to send confirming written Purchase Orders within two (2) weeks after issuing any telephonic Purchase Orders.


3.6. Seller may not unreasonably reject a Purchase Order that is consistent with the terms of this Agreement. Seller shall promptly acknowledge all Purchase Orders, but in no event may Seller reject a Purchase Order later than seven (7) days after receipt of a Purchase Order. Acceptance by Seller is limited to Digital's offer as contained in this Agreement and the Purchase Order. Unless otherwise agreed between the parties, no additional or different provisions proposed by either party shall apply. In addition, the parties agree that this Agreement and any issued Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract.


3.7. Commencing twelve (12) months after the Effective Date, Seller shall be required to meet the Required Lead Time with respect to [ * ]









*Confidential Treatment

[ * ] during each quarter throughout the term of this Agreement.


         3.7.1 In the event that Seller fails to meet the foregoing requirement, and does not meet that requirement during the following quarter, [ * ].


3.8. Commencing twelve (12) months after the Effective Date, Seller shall use all reasonable efforts to deliver Products by the originally scheduled ship date specified by Seller with respect to [ * ].


         3.8.1. In the event that Seller fails to deliver Products by the originally scheduled ship date specified by Seller with respect to [ * ].


3.9. The provisions of Sections 3.7 and 3.8 shall not apply to (i) Products on allocation, and (ii) New Products for the first ninety (90) days after introduction.


3.10. Promptly after the first anniversary of the Closing Date, the parties shall calculate the percentage of sales of Digital-Branded Products by Digital (as compared to Seller) to Shared Resellers (based on invoice net of return totals) during the first year after the Closing Date (the "Future ESF Percentage"). The parties shall adjust Digital's Minimum Product Volume purchase commitments for Fiscal Year '99 by the following formula:

                    (Baseline ESF Percentage minus Future ESF Percentage) multiplied by (the combined sales by Digital Enterprise Sales Force and Seller of Digital-Branded Products to Shared Resellers in Fiscal Year 99), provided that in no event shall the adjustment to Digital's Minimum Product Volumes (up or down) pursuant to Section 3.10 exceed $7.5 million.


*Confidential Treatment

                         4.. PRICING AND PRICE CHANGES



4.1. The price to Digital of all NPB Products that are Resale Products shall be the lesser of (i) Digital's List Price less Digital's current discounts; and (ii) Seller's best comparable reseller channel pricing.


4.2. The price for all Resale Products other than NPB Products shall be Seller's Platinum Plus pricing (which is currently Seller's best comparable reseller channel pricing program). If the Platinum Plus program is changed, eliminated or superseded, Digital will receive Seller's best comparable reseller channel pricing program.


4.3. The price of Products used for demonstrations and as lab equipment, Products purchased for internal use and not for Spare Parts by Digital, and Customer loan equipment [ * ]. Unless otherwise agreed between the parties, no MDF or incentive programs shall apply to such purchases.


4.4. The price of Spare Parts used for the provision of Contract Services of NPB Products shall be [ * ] from the pricing set forth in Sections 4.1 and 4.2. Refurbished Spare Parts may be substituted when Digital is providing maintenance service but not in connection with any warranty. Unless otherwise agreed between the parties, no MDF or incentive programs shall apply to such purchases. The price for repair services for NPB Product Spare Parts provided in connection with Digital's provision of Contract Services of NPB Products shall be [ * ].


4.5. In the event that Digital purchases Products in excess of the Minimum Product Volumes in any given Fiscal Year, it shall be [ * ].


4.6. Seller shall provide Digital written notice of any change in Seller's pricing that applies to Digital [ * ]. If Seller fails to give Digital such prior notice:










*Confidential Treatment

         4.6.1.     [ * ]


         4.6.2.     [ * ]


4.7. Seller's prices shall include all charges such as packaging, packing, customs duties imposed before passage of title, and all taxes except sales, use and other such taxes imposed upon the sale or transfer of Product for which Digital is solely responsible under applicable law and for which Digital is properly invoiced by Seller. If Product or Spare Parts is supplied without normal packaging or packing, Seller will pass on to Digital its resultant cost savings in connection therewith.


4.8. Notwithstanding anything else in this Agreement, Seller shall provide reasonable consideration, on an opportunity basis, to any special pricing and/or discount terms and conditions which may be requested by Digital for a specific contract opportunity. Such requests shall be made by Digital to the local Seller sales and/or channels manager for review. Seller shall respond to Digital's request within forty-eight
         (48) hours from the date of the request, unless otherwise agreed to by the parties.


4.9. Digital shall accrue [ * ] in applicable categories per quarter which can be utilized for a variety of Seller product related business and marketing activities, as specified and approved by Seller, such as training, advertising, trade shows, presentation materials, seminars, special events and promotional materials. MDF funds may not be used for travel or lodging costs, provided that the use of MDF Funds in connection with training need not be approved by Seller.


4.10. Unless approved by Seller, MDF funds: (i) may not be applied against future Product purchases; and (ii) may not be used to satisfy any outstanding balance owed to Seller.


4.11. Digital shall submit invoices and proof of items purchased to Seller prior to the disbursement of MDF. Seller shall reimburse Digital within sixty (60) days from date of Seller approval of the invoice, or in the case of Seller charges, deduct directly from the MDF account.


4.12. With the prior approval of Seller, MDF may be utilized in advance based on projected purchase levels in subsequent quarters.


4.13. In the event this Agreement terminates, other than pursuant to judicial or similar order because of breach of the Agreement by Seller, only MDF requests submitted and approved prior to termination shall be reconciled. MDF requests submitted subsequent to

*Confidential Treatment
 such termination will not be accepted, and all remaining MDF will be forfeited. All advanced MDF owed to Seller are payable at final settlement.


                           5.. DELIVERY OF PRODUCTS



5.1. All Products shall be deemed to have been purchased on their originally scheduled ship date (i) for purposes of the application of such purchases towards the satisfaction of the Minimum Product Volumes and application of the Product Credits and (ii) to determine Seller's compliance with Sections 3.6 and 3.7.


5.2. Digital Purchase Orders upon acceptance by Seller shall state Seller's committed delivery dates for each Product. The minimum period between Digital's issuance of a Purchase Order and the committed delivery date shall be the Required Leadtime. At the request of Digital, Seller shall use reasonable efforts to expedite a shipping date.


5.3. Except as otherwise provided in this Agreement, all deliveries shall be FOB Origin. Digital shall select the carrier and shall pay transportation charges on a "freight collect" basis. Digital may require that Products be shipped by Seller to various destinations including directly to a Customer. The Purchase Order will clearly specify the "Ship To" location for each order placed with Seller.


5.4. If Seller has more than one geographic location which could supply Resale Product, Seller shall use reasonable efforts to make such
         Product available to Digital from Seller's closest location to Digital's "Ship To" location.


5.5. If Seller delivers a Product more than [*] of the schedule delivery date, Digital may (i) return such Product, at Seller's expense, for subsequent delivery on the scheduled delivery date (provided, that in the case of Products shipped outstide the United States, this clause shall apply only for Products delivered [*] of the scheduled delivery date); or (ii) retain such Product and postpone payment until it would have been due if Seller had delivered such Product on schedule. Without limiting any of Digital's rights and remedies in equity or at law, if Seller has failed to deliver any Product by the scheduled delivery date, such Product shall be considered "late" and Digital may require that Seller ship that Product via premium means (e.g., guaranteed overnight delivery) at Seller's expense, or may cancel the order for such Product, without cost or liability to Digital.


5.6. In the event of a Product or a Product component shortage, Seller shall fill orders placed by Digital to satisfy Digital end user Customer requirements on a pro rata basis with other


*Confidential Treatment
purchasers (based upon the average purchased volumes subject to such shortage for the prior three months).


5.7. Seller shall deliver the exact quantity of Product scheduled for delivery pursuant to Purchase Orders. If Seller delivers less than the scheduled volume, Seller shall correct the shortage within two (2) Business Days. If Seller fails to corrct such shortage within this period, without limiting any of Digital's rights and remedies under this Agreement. Digital may cancel the pertinent portion of the Purchase Order without cost or liability.


5.8. If Digital's Purchase Order specifies export after passage of title, Seller shall furnish Digital with all necessary export/import documentation at Seller's expense. Export/import documentation shall be in accordance with the INCOTERMS then in force.


5.9. Digital may cancel and/or reschedule delivery of individual Purchase Orders, or portions thereof, in accordance with the Schedules described below. Oral directions to reschedule deliveries shall be permitted and shall be confirmed in writing by Digital within two (2) weeks following such oral directions. Digital shall be assessed a cancellation fee as follows:

The following cancellation terms shall apply to (i) all NPB Products together with upgrades and revisions thereto which conform to such Products in form, fit and function, and (2) all Products on the Product Road Map that are unique to Digital's requirements in form, fit and function, and have no Seller-branded equivalent:

---------------------------------------- ---------------------------------------
DAYS BEFORE                              RESULT OF
SCHEDULED DELIVERY                       CANCELLATION
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------













*Confidential Treatment

Seller shall provide reasonable consideration, on an opportunity basis, to any special cancellation terms which may be requested by Digital Services Division for specific contract opportunities. Such requests shall be made by Digital to Seller's local sales and/or channels manager for review. Seller shall respond to Digital's request within 48 hours from the date of the request, unless otherwise agreed to by the parties.

The following cancellation terms shall apply to all other Products:

---------------------------------------- ---------------------------------------
DAYS BEFORE                              RESULT OF
SCHEDULED DELIVERY                       CANCELLATION
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------
[ * ]                                    [ * ]
---------------------------------------- ---------------------------------------


5.10. Digital may reschedule any Purchase Order(s), or portions of any Purchase Order(s) pursuant to the following guidelines:

------------------------------ ---------------------------- --------------------------- ----------------------------
  Days in advance of Seller     Amount of order that can         Number of times              Number of days
  committed delivery date:           be rescheduled:               order can be              that order can be
                                                                   rescheduled:              rescheduled for:
------------------------------ ---------------------------- --------------------------- ----------------------------
            [ * ]                         [ * ]                       [ * ]                        [ * ]
------------------------------ ---------------------------- --------------------------- ----------------------------
            [ * ]                         [ * ]                       [ * ]                        [ * ]
------------------------------ ---------------------------- --------------------------- ----------------------------
            [ * ]                         [ * ]                       [ * ]                        [ * ]
------------------------------ ---------------------------- --------------------------- ----------------------------
            [ * ]                         [ * ]                       [ * ]                        [ * ]
------------------------------ ---------------------------- --------------------------- ----------------------------
            [ * ]                         [ * ]                       [ * ]                        [ * ]
------------------------------ ---------------------------- --------------------------- ----------------------------


5.11 Digital shall provide rolling twelve (12) month Demand Forecasts of its intended purchases from Seller for Resale Products. Seller shall provide quarterly forecasts of its Product availability to Digital, and shall cooperate with Digital in dealing with any forecasted shortfall on a timely basis. The parties acknowledge that all forecasts shall be non-binding, provided that the forecast for the [*] immediately following the date of submission of the forecast for NPB Products shall constitute a binding commitment ("Binding Forecast") by Digital to purchase the forecasted amounts, subject to Sections 5.10 and 5.11.


*Confidential Treatment

         5.11.1 Digital's Binding Forecast shall be binding both with respect to the total dollar volume and Product mix contained in such Binding Forecast, provided that Digital may change the Product mix with respect to twenty five percent (25%) of the total dollar value of the Binding Forecast.


         5.11.2 In the event that Seller accepts a Purchase Order for Products that are included in the Binding Forecast and fails to deliver such Product(s) within thirty (30) days from the scheduled delivery date, Digital shall be released from the Binding Forecast for the forecasted value of the late or non-delivered Product, and Digital shall have no obligation to replace such Products with other Products.


5.12. Digital's Demand Forecast is expected to be at least eighty-five percent (85%) of its Minimum Product Volume commitment for the same corresponding period. In the event that Digital's Demand Forecast is ever less than eighty-five percent (85%), the parties shall meet promptly to establish a remedial plan.


5.13. A copy of Seller's packing list shall accompany all Product shipments and shall indicate Digital's Purchase Order Number, Part Number, and Serial Number.





                    6.. QUALITY, INSPECTION, AND ACCEPTANCE



6.1. Prior to delivery, Seller shall insure that all Products conform to the guidelines set forth on Schedule 6.1.


6.2. Digital may perform source inspection and quality assurance reviews in accordance with the Quality Assurance Guidelines contained in Schedule 6.1, but this shall in no way relieve Seller of its obligation to deliver conforming Product, nor does said right of inspection waive (i) any of Seller's obligations hereunder; (ii) the rights of Digital to inspect the Products upon delivery; or (iii) the specific Product Warranty provisions. Seller shall assist Digital, at Digital's request, in performing such inspection and reviews.


6.3. Seller shall have fourteen (14) days from the date of notification by Digital of a deviation from the Quality Assurance Guidelines to cure such deviation. In the event such deviation is not cured within fourteen (14) days, Digital, at its option, may:


         6.3.1 require that Seller cease all further sales and shipment of the non-conforming Products until such non-conformance is cured; or

         6.3.2 immediately terminate Seller's right to continue to use the Digital Marks on said Products.


6.4. All Products repaired by Seller pursuant to the Warranty Services or otherwise at the request of Digital, shall be subject to the Product standards, including the Quality Assurance Guidelines and acceptance standards, set forth in Schedule 6.1 and in the Product Road Map.





                                  7.. PAYMENT



7.1. Digital shall issue payment to Seller for conforming Products that have been received thirty (30) calendar days after the date of receipt of a valid invoice. Digital shall be offered all early payment programs offered by Seller.


7.2.     Digital may apply Product Credits to invoiced  payments as set forth in
         Section 3.


7.3. Amounts owed to Digital due to rejections of Products, or discrepancies on paid invoices will be, at Digital's option, fully credited against current or future invoices payable by Digital. Such netting should be fully reconciled with the Seller on a monthly basis.


7.4. Seller shall pay Digital [ * ]. The foregoing takes into account the fact that Digital will provide as part of the Warranty Services (i) call handling, (ii) purchasing, stocking and storage of Spare Parts and replacement whole units, and (iii) logistics and revision management, and will not be providing repair services.


7.5. Digital shall invoice Seller for its provision of Warranty Services every thirty (30) days. All invoiced payments shall be due fifteen days after the date of receipt of an undisputed invoice.



                             8.. PRODUCT SERVICES



8.1. NPB Products and Digital-Branded Products shall be serviced as follows:


         8.1.1.  Warranty Services.  [*] for all NPB Products and
                 Digital-Branded Products

*Confidential Treatment
worldwide, except in the territories set forth on Schedule 8.1.1. Digital may provide such Warranty Services directly to Customers or through its Authorized Warranty Service Providers.


         8.1.2 Contract Services. Seller shall promote Digital as Seller's Strategic Network Services Partner for Contract Services. This shall include, at a minimum, informing any Customer seeking such Services that Digital is Seller's Strategic Network Services Partner; providing such Customer with any contact information provided by Digital to Seller for such purposes; and complying with the requirements of Sections 19 and 20 herein. At Digital's option, it may offer such Contract Services directly to Customers or through its Authorized Warranty Service Providers.


8.2.     Seller Products shall be serviced as follows:


         8.2.1. Warranty Services. Seller hereby appoints Digital as the exclusive Warranty Services provider for all Seller Products in the territories set forth in Schedule 8.2.1, as the same may be amended from time to time by the parties. Digital may provide such Warranty Services directly to Customers or through its Authorized Warranty Service Providers.


         8.2.2 Contract Service. Seller shall promote Digital as Seller's Strategic Network Services Partner for Contract Services in the territories set forth in Schedule 8.2.1, as the same may be amended from time to time by the parties. This shall include, at a minimum, informing any Customer seeking such Services that Digital is Seller's Strategic Network Services Partner; providing such Customer with any contact information provided by Digital to Seller for such purposes; and complying with the requirements of Sections 19 and 20 herein. At Digital's option, Digital may offer such Contract Services directly to customers or through its Authorized Warranty Service Providers.


8.3. Pursuant to authorization from Digital, Seller and Seller Selling Partners may offer for sale Contract Services during the term of the Agreement in accordance with the terms and conditions of the Digital Gold Key Program attached hereto as Schedule 8.3 ("Gold Key Program"). Seller and Seller Selling Partners must be granted authorization by Digital prior to offering such Contract Services. Pricing, discounts and compensation shall be determined based on the Gold Key Program arrangement with the respective selling party. Except as provided in the Gold Key Program terms and conditions, Digital will provide no other form of fee or compensation for service sales during the term of the Agreement. Seller Selling Partners that have been granted authorization by Digital prior to execution of the Agreement shall not require additional authorization by Digital, provided that such Seller Selling Partners maintain conformance to the Gold Key Program requirements as set forth in the attached Schedule.

8.4. Nothing contained herein shall prevent Digital from marketing or promoting its Services directly or indirectly to Customers, or offering Customers a Services Agreement independent of Seller.


8.5.     Digital may freely subcontract all of its Services obligations.


8.6. In the event that, at any point during the term of this Agreement, Digital is engaged to provide Contract Services to a Seller customer for whom Seller itself, (not through a subcontractor) is providing service on the Closing Date, then [ * ].

8.7. In the event that, at any time following the Closing Date, Seller decides to subcontract its obligations under any contract for the servicing of Seller Products (either in connection with a new service agreement entered into by Seller or in connection with the renewal of an existing service subcontracting agreement between Seller and a third party), Seller shall [ * ].


8.8. Seller acknowledges that Digital's worldwide implementation of the Services contemplated by this Agreement will likely be accomplished in a phased approach. Seller also acknowledges that Digital's ability and commitment to perform such Services is greatly dependent on Seller's delivery to Digital of all necessary training, tools, diagnostics, information and support ("Readiness Requirements") in a timely and efficient manner. As such, Seller will work with Digital to establish a Service Readiness Plan, (the "Plan"). The Plan shall be incorporated by reference into this Agreement, and shall establish detailed operational instructions concerning how to invoke the service relationship created by this Agreement. The parties agree to assign the necessary resources to begin the development of the Plan immediately upon execution of this Agreement. Specifics to be included in the Plan shall be: (i) Seller's deliverables respecting Digital's implementation of Warranty Services and Contract Services;
         (ii) logistics planning and disposition requirements; (iii) training and information/documentation deliverables for all NPB Products, Digital-Branded Products and Seller Products; (iv) Digital staffing and training requirements to satisfy mutually acceptable certification levels; (v) field deployment (persons/equipment); (vi) communications and infrastructure requirements; (vii) problem tracking and reporting requirements; and (viii) sales forecasting details (types/frequency) by region/territory. Readiness Requirements for New Products shall be added to the Plan by amendment.

*Confidential Treatment

8.9. Digital shall provide Warranty Services during its normal business hours, Monday through Friday, 8 a.m. to 5 p.m. local time, excluding locally observed holidays.


8.10.    Seller  will   provide  the  warranty   registration   cards  with  the
         Digital-Branded Products. All warranty registration cards shall contain the warranty information described on Schedule 8.10.


8.11. Seller will provide Digital with whole units, [ * ], for Digital's use in planning and determining backup support when New Products are introduced. Such units will be shipped to Digital at least two (2) weeks prior to the commencement of any New Product sales to Customers. The units shall be limited to internal support use and training and may not be resold by Digital to Customers. Digital may disassemble such whole units for support when New Products are introduced. Upon FRS, Digital shall either return any New Products provided hereunder or purchase the New Products at Digital's Spare Parts price.


8.12. Seller will establish a Priority/Urgent Order support process to support Digital Warranty Services and Contract Services on an on-going basis.


8.13. Seller will package Spare Parts consistent with MCS' current packaging requirements, a copy of which is attached hereto as Schedule 6.1.


8.14. If material shortages arise due to Seller parts sourcing or Digital support parts consumption which impact Seller's ability to manufacture Products or Digital's ability to provide Services under the terms of this Agreement, then Seller and Digital shall meet within two (2) Business Days to develop parts shortage resolutions which will ensure the uninterrupted flow of Products and Services.





                         9.. DIGITAL PRODUCT BRANDING



9.1. Digital hereby grants to Seller, during the Term, a limited, non-exclusive, worldwide nontransferrable license, without the right to grant sublicenses, to use the Digital Marks solely in accordance with this Agreement and the Product Road Map. The license granted to Seller shall terminate upon termination of this Agreement, and upon termination, Seller shall immediately cease all use of the Digital Marks subject to the provisions of Section 2.4 hereof. Seller may not assign the license granted in this Section 9.1 without the prior written consent of Digital.


         9.1.1.   Digital  may  terminate   this  license  with  respect  to  an
                  individual Product if Seller neglects or fails to perform or observe any of the obligations set forth on

*Confidential Treatment

Schedule 9.1.1 with respect to such individual Product that Digital determines, in its sole discretion, causes a material adverse effect on Digital's trademark rights, and such condition is not remedied within thirty (30) days after written notice of such neglect or failure; or if Seller enters bankruptcy proceedings, becomes insolvent, makes an assignment for the benefit of its creditors, discontinues its business or is placed in receivership. Notwithstanding the foregoing, if Seller is using reasonable and prompt efforts to cure such neglect or failure, Digital shall not exercise its right of termination hereunder until the earlier of (i) ten (10) days after the end of such thirty (30) day cure period, and (ii) Seller ceases using reasonable efforts to cure such neglect or failure, as determined in Digital's sole discretion.


9.2. Seller shall brand all products and related materials with the Digital Marks in accordance with this Agreement, including this Section and Schedules 9.1.1 and 9.8.


9.3. Seller shall submit all uses of the Digital Marks and the Digital Brand to Digital for its prior approval, which shall not be unreasonably withheld. Digital's approval of any standard layouts and designs shall be limited to ensuring that such layouts and designs comply with the standards set forth in Schedule 9.1.1, as the same may be amended from time to time. After a layout or design has been approved. Seller may use the approved layouts or designs and substantially identical layouts and designs upon products, packaging and marketing collateral without further approval of Digital, except in the event that the standards set forth on Schedule 9.1.1 have been modified by Digital, in which case all such layouts and designs must be resubmitted to Digital for reapproval. The parties shall meet once per year for Digital to review all uses of the Digital Marks and the Digital Brand and confirm such uses are in accordance with this Agreement.


9.4. During the Term, Seller shall sell all NPB Products sold to Digital under the Digital Marks. Seller shall affix all New Products that are Digital-Branded Products with the Digital Marks prior to First Revenue Ship.


9.5. In the event that Seller sells NPB Products other than under the Digital Marks, the parties shall establish an engagement plan to define the roles and responsibilities of each party in the engagement, sale and delivery of such Products.


9.6. After the Closing Date, the Seller Products listed on Schedule 9.6 shall be sold under the Digital Marks in accordance with the Product Road Map. Before the First Revenue Ship of such Products under the Digital Marks, Seller must have met all of Digital's requirements with respect to the items listed in Section 8.8 to insure that Digital is prepared to be the exclusive Warranty Service and Contract Service provider for all such Products. Digital shall use reasonable efforts to expedite the approval of the branding of all such Seller Products with the Digital Marks, it being understood that the average time required is expected to be no less than eight (8) weeks but in no event shall exceed twelve (12) weeks after the Closing Date.


9.7 All Products set forth on or anticipated by the Product Road Map are eligible to be branded with the Digital Marks, subject to Digital's consent, such consent not to be unreasonably withheld, and provided such Products meet the criteria set forth on Schedule 9.1.1, which may reasonably be amended from time to time by Digital. Seller shall propose Products to Digital to determine if such Products meet these criteria. Digital shall have the sole right to determine whether a Product meets the criteria. If Seller disputes a determination by Digital that a Product should not be branded with the Digital Marks, then the dispute will be subject to the Escalation Process set forth in the Product Road Map Schedule. if such Escalation Process does not resolve the issue, Digital shall not be obligated to brand the Products with the Digital Marks. Notwithstanding the foregoing, Seller may seek, through litigation, a determination that the Product met the criteria, and, as relief, that the Product should be branded with the Digital Marks. Any Products for which Seller obtains such relief shall be treated as Digital-Branded Products for purposes of this Agreement.


9.8. Seller shall adhere to all Digital standards regarding the use of the Digital Marks, as applicable to Digital's own products. The current Digital standards are set forth in Schedule 9.8. Digital shall provide Seller with sixty (60) days prior written notice of any material changes to Digital's trademark standards. In the event that Digital provides less than sixty (60) days notice: (i) any direct costs incurred by Seller for materials that conformed to the previous trademark guidelines during the Shortfall Period shall be reimbursed by Digital; and (ii) Seller shall not be responsible for failures to meet shipping dates arising from the fact that Digital provided less than sixty (60) days notice. For purposes of this Section 9.8, "Shortfall Period" shall mean the period prior to the date that Digital provided notice of the change in its trademark standards equivalent to (60 days minus the number of days notice actually provided by Digital).


9.9. Seller shall be entitled to refer to an organization within Seller that sells only Digital-Branded Products as the "Digital Network Products Group, a Cabletron Systems, Inc. Company" (the "Seller Tradename").


         9.9.1 Seller shall not use Seller Tradename in any way that suggests that the Seller is Digital or is authorized to act on behalf of Digital.


         9.9.2 Seller may not use the word mark "DIGITAL" other than as part of the Seller Tradename.


         9.9.3 Seller shall be entitled to use the Seller Tradename on all marketing, business and product collateral, including without limitation business cards, stationary, facsimile sheets, price lists, trade show displays and material, training materials, product documentation and similar materials.


         9.9.4 The Seller Tradename and the Relationship Logo may only be used to identify the group or division within Seller which is manufacturing, selling, marketing, and servicing Digital-Branded Products and doing business under the Seller Tradename and the Relationship Logo. It may not be used for product branding.


         9.9.5 Seller shall not co-join the Seller Tradename with the Digital Brand.


         9.9.6 Subject to the limitations set forth herein, Buyer shall be entitled to use the Relationship Logo on the same material upon which the Seller Tradename appears.


         9.9.7 The example set forth on Schedule 9.9.5 illustrates permitted uses of the Digital Brand, subject to Digital's approval, with respect to color, size and appearance of the Digital Brand.


         9.9.8 Seller acknowledges that all use of the word "DIGITAL" by Seller in the Seller Tradename shall be pursuant to a license from Digital, and that all such use shall inure to the benefit of Digital.


         9.9.9. Upon request by Digital, Seller shall assist Digital in the preparation, execution and filing of any registered user or other agreements deemed necessary by Digital in order to protect the Digital Marks, and Digital shall reimburse Seller for all of Seller's reasonable out-of-pocket costs incurred in connection therewith.


9.10. Seller shall abide by the Digital Trademark License and Quality Requirements terms set forth on Schedule 9.6.


9.11 Seller is not granted any rights to use the Digital Marks on products or services other than pursuant to this Agreement.


9.12. Digital agrees that it shall not use the mark "Digital Network Products Group" after the Term.

                    10.. SELLER'S SALE RESTRICTIONS/PARTIES' SALES COMPENSATION



10.1. All NPB Products and Digital-Branded Products, and any components thereof, shall be included in the Digital Price Book. In the future, Digital, in its sole discretion, may include Seller Products in the Digital Price Book. All packaging for NPB Products and Digital-Branded Products, and any components thereof, shall bear the Digital Marks.


10.2 Unless otherwise agreed between the parties, consistent with Digital's current policy, Digital's internal sales force shall earn Full Revenue Quota Credit in connection with (i) its sale of all Digital-Branded Products and Services, and (ii) Approved Seller Products and Services that have been sold and fulfilled by Digital.


10.3 In the event that Seller's direct sales force takes an order for Digital-Branded Products directly from end users, Seller must fulfill such orders through a Seller Selling Partner. Notwithstanding the foregoing, unless otherwise agreed between the parties, Seller's sales force shall receive comparable sales quota credit for the sale of Digital-Branded Products as it receives for Seller Products.


10.4.    Seller  shall  be  responsible   for  accrediting  all  Seller  Selling
         Partners, pursuant to Seller's guidelines set forth on Schedule 10.4, as they may be amended from time to time.


10.5. Seller agrees to use reasonable efforts to comply with Digital's currently existing point-of-sale ("POS") process, which requires, among other things, the monthly provision by Seller of sales out information for all Digital-Branded Products sold by Seller Selling Partners, provided that the foregoing shall be a required obligation for Tier-1 resellers. Digital agrees to use its reasonable efforts to provide Seller with sales out information for all Digital-Branded Products sold by Digital Partners, provided that the foregoing shall be a required obligation for Tier-1 resellers. The specific information provided by each party shall include (i) sales activity per the preceding calendar month; (ii) Digital-Branded Product name and number; (iii) end-Customer's name; (iv) vertical market; (v) ship to and bill to locations (including country, state, and zip/postal code); (vi) total invoice cost; and (viii) quantity per unit and extended cost.


10.6 Each party shall have the right to audit at its own expense, the other party's documents and records to the extent they relate to any obligation under this Section 10. Each party shall notify the other not less than thirty (30) days prior to its intent to conduct such audit. All audits shall be conducted during normal working hours. Audits shall be conducted no more than once during each six (6) month period.

10.7 Digital may not provide sales quota credit on sales of third party network equipment, other than Seller Products, to any Digital sales group except for sales through the Digital Services Division sales force.




                               11.. DOCUMENTATION



11.1. Seller shall supply Digital with copies of originals and/or electronic versions of all Product Information, including the documents listed in the documentation plan, attached hereto as Schedule 11.1.


11.2. Seller hereby grants to Digital and its Authorized Warranty Service Providers a royalty-free, non-exclusive, worldwide license to reproduce and distribute, in whole or in part, all Product Information and any other service related materials or documentation provided by Seller to Digital or Digital Partners hereunder.


11.3. Seller shall provide Digital with sufficient copies, in Digital media (e.g., CD format), of the then current generally available technical documentation for the Products for supporting sales and services of the Products. Digital shall have the right at no charge, to copy such documentation for its own internal use, including posting such documentation on Digital's internal electronic bulletin board.



                      12.. PROPRIETARY RIGHTS AND LICENSES



12.1. Digital owns all right, title and interest, including all Intellectual Property Rights in all materials (including diagnostic Software, hardware and Software tools and associated documentation) developed by Digital for its own use or use of its Authorized Warranty Service Providers in the performance of Services.


12.2 Seller hereby grants to Digital and its Digital Partners a non-exclusive, worldwide license, until the expiration of the last Digital Services Agreement, to duplicate, use, and distribute, directly and indirectly, all Seller Software, including revisions and updates. All Software, including revisions and updates, shall be available for duplication and distribution internally by Digital, and to Customers and/or third parties via down-loading from Seller's on-line database(s). Digital will pay Seller a royalty on any Software that is duplicated and distributed by Digital, at rates to be negotiated by the parties. Royalty payments shall be reduced by the amount of any tax required to be withheld against Seller income from royalties by a government or governmental agency; provided that the parties shall cooperate in good faith to reduce such withholding to the extent legally possible. Where reduced or nil rates of withholding tax apply under the provisions of double taxation treaties, Seller shall provide Digital with the authorizations necessary to apply for such rates, and Digital shall make such filings as may be necessary to claim the benefit of the reduced or nil rate. Digital shall provide Seller any certification of the amounts withheld and copies of any certificates furnished by a withholding jurisdiction. In the event that Digital makes any payment without deduction of withholding tax, Seller shall indemnify Digital against any subsequent liability arising from the failure to make such a deduction. Prior to First Revenue Ship of a Software Product or revision or upgrade thereto, Seller will provide Digital with a distribution master for such Product, revision or upgrade.


         12.2.1 Notwithstanding the foregoing, Digital may issue no charge Purchase Orders for all Software that is provided by Seller generally to Customers at no cost. Such Software shall be provided to Digital in such quantities as requested by Digital, on a royalty-free basis.


         12.2.2     Notwithstanding  the  foregoing,  the  provisions of Section
                    12.2 shall not apply to Seller's "Spectrum" software Product. With respect to Seller's Spectrum Product, Seller grants to Digital the right to provide support, including upgrades and revisions, for such Product subject to mutually agreed upon pricing and other provisions for the service and support of such Product.


12.3 Seller hereby grants to Digital and its Authorized Warranty Service Providers a royalty free, non-exclusive, worldwide license, until the expiration of the last Digital Services Agreement, to use and distribute, and to provide Customers, both directly and indirectly, electronic access to all data and information contained in Seller's
         Product information database (excluding company confidential information) for the purpose of providing support to Customers.


12.4. Seller hereby grants to Digital and Digital Partners, during the Term and for the time period set forth in Section 2.2 hereof, a royalty-free, non-exclusive, worldwide license to use the Seller's Marks in connection with the marketing, promotion and sale of Products or Services. Under no circumstances shall Seller's branding, labeling or Product identification be modified or otherwise mutilated.


12.5. Except as may be otherwise expressly stated herein, and except as required by a party to exercise its express rights and obligations hereunder, neither the terms of this Agreement, nor the acts of either party under this Agreement, shall be considered in any way as a grant of any license whatsoever under any of Digital's or Seller's present or future Intellectual Property Rights, nor is any such license granted by implication, estoppel, or otherwise.

                    13.. PRODUCT LOANS, BETA SITES, MODELING



13.1. Digital may be given the opportunity to act as a beta site for all Products. To the extent normally required by Seller, Digital will execute Seller's standard beta site Agreement, subject to any mutually agreeable modifications thereto.


13.2. Seller shall make available to Digital, at no charge to Digital, and for use by appropriately-trained Digital personnel, all available application Software which is produced by Seller and normally distributed to Seller's Selling Partner to assist field sales and engineering personnel in the modeling, configuration and testing of Products.


13.3. Seller shall make available for use by Digital and Digital's Authorized Warranty Service Providers service tools (including diagnostic Software and hardware, hardware tools and associated documentation) to assist Digital and Digital's Authorized Warranty Service in performing Services hereunder. The types, quantities and deployment of such
         service  tools  will  be  mutually  determined  by  the  parties.   The
         proprietary service tools shall remain the exclusive property of Seller, and shall be returned to Seller upon expiration or termination of this Agreement.





                        14.. TECHNICAL SUPPORT BY SELLER



14.1     During  the  Term and  until  the  expiration  of all  Digital  Service
         Agreements, not to exceed five (5) years, Seller will assist Digital personnel in resolving Customer or Product problems, including by escalating to Seller's engineering and manufacturing organization as set forth in the Escalation and Prioritization Guidelines attached hereto as Schedule 14.1, until the Customer problem has been completely resolved and closed in accordance with the parties' call closure procedures.


14.2. During the Term and until the expiration of all Digital Service Agreements, not to exceed five (5) years, Seller will provide MCS with level 3 technical support to allow MCS to provide Warranty Services and Contract Services to Customers and for Products used internally. Such Seller support shall be provided from Seller's Support Center via telephone, facsimile or e-mail messages, as appropriate, twenty-four
         (24) hours per day, seven (7) days per week, for Priority 1 and 2 Problem Escalations, and eight (8) hours per day (during Digital's standard working hours), Monday through Friday, for Priority 3 and 4 Problem Escalations, as defined, and in accordance with, the Escalation and Prioritization Guidelines.

14.3. During the Term and until the expiration of all Digital Service Agreements, not to exceed five (5) years, Seller shall provide level 3 Software support in accordance with the service delivery model set forth on Schedule 14.3.


14.4. Seller shall provide Digital and Digital Partners with pre- and post-Product sales technical support, as set forth in a Technical Support Plan to be mutually agreed upon by the parties within thirty
         (30) days of execution of this Agreement and incorporated herein by reference, and any other sales and technical support reasonably requested by Digital.


14.5.    [*]

14.6. All support provided by Seller pursuant to this Section 14 shall be [ * ]. Seller shall utilize a Product serial numbering system that ensures that Digital has full capabilities to validate a Customer's Product Warranty when a Customer is contacting Digital for Warranty Services.


14.7. Seller shall utilize a Product serial numbering system that ensures that Digital has full capabilities to validate a Customer's Product Warranty when a Customer is contacting Digital for Warranty Services.


14.8. Seller shall not be in breach of its support obligations under this Agreement in the event that it ceases to provide support due to the fact that Seller no longer has access to, or any inventory of, ASICs as that term is defined in the Asset Purchase Agreement.



                                 15.. PERSONNEL



15.1. Each party shall appoint a Relationship Director to manage all aspects of the relationship including: (i) agreement amendments, interpretations, and negotiations; (ii) field and sales engagement planning information management; (iii) partner business reviews; (iv) escalations; (v) partner sales and marketing programs; (vi) strategic business planning including the Product strategy and the Product Road Map; and (vii) such additional matters that the parties may agree upon.


*Confidential Treatment

15.2. The parties agree that during the Term, they shall both maintain appropriate personnel teams ("Program Office") that shall meet periodically to effect the terms of this Agreement, including individuals with the following areas of expertise:


         15.2.1     forecasts and Spare Parts management, including acquisition;


         15.2.2     product and service planning and management;


         15.2.3. pre- and post-sales technical support, including configuration and server interface support;


         15.2.4.    marketing development program management;


         15.2.5.    contract performance;


         15.2.6.    third party relationship management;


         15.2.7.    agreement amendments, interpretations, and negotiations;


         15.2.8.    field and sales engagement planning information management;


         15.2.9.    partner business reviews;


         15.2.10.   partner sales and marketing programs;


         15.2.11.   strategic business planning;


         15.2.12.   supporting global Customers and global partners; and


         15.2.13.   training development.


15.3. The initial organization structure for the parties' relationship is attached as Schedule 15.3. Seller shall have the right to approve Digital's initial Program Office, such approval not to be unreasonably withheld.


15.4. The Digital Program Office shall consist of at least thirty dedicated individuals and will include people within both Digital's Enterprise Sales Force and Digital Services groups (or such groups' equivalents), reasonably acceptable to Seller as related to employees identified on the Seller's Key Employee Team, as that team is defined in the Asset Purchase Agreement. Seller's Program Office shall consist of individuals with complimentary skills and knowledge.

15.5. For any period during which Seller is providing support under Sections 14.1, 14.2, 14.3 or 17.1 after the term hereof the parties' pre- and post-sales technical support team shall continue for such period.





                                 16.. TRAINING



16.1. Seller shall provide to Digital and Digital Partners all training services necessary to meet the varying needs and requirements of Digital's sales support organizations, including training: (i) sales and sales support personnel; (ii) design architects and consultants; and (iii) on-site and off-site maintenance and technical service, support personnel and engineering services personnel. The training may be provided using the following methods: (i) computer based training
         (CBT); (ii) train the trainer programs; (iii) web-based offerings; (iv) test-outs for certification; and/or (v) additional training requirements set forth in a Training Plan to be determined by the parties and incorporated by reference within thirty (30) days of this Agreement. Training will be held at locations to be determined by mutual agreement.


16.2. Seller will provide Digital and Digital Partners with sales and technical training as follows: [ * ]. Seller agrees that all such training may be paid for with MDF funds described in Section 4.9.


16.3. Seller shall provide to Digital and Digital Partners all materials generally made available to its Seller Selling Partners including Seller's self-study material on the Products, if any, and sets of all present and future maintenance, diagnostic, and training documentation, including video tapes and student workbooks, applicable to each Product.


16.4. Upon Digital's request, Seller shall provide Digital and Digital Partners with software, videotapes, presentation scripts and other Product marketing materials offered by Seller to demonstrate the features and functions of the Products for use by Digital and Digital Partners in training or in the sales and marketing of its Services. Seller agrees to make available to Digital and Digital Partners all necessary training and training documentation


* Confidential Treatment
in advance of FRS of New Products to enable Digital and Digital Partners to adequately prepare for New Products sales and support.





                                17.. END OF LIFE



17.1. Upon termination of this Agreement, or in the event Seller discontinues the manufacture and/or distribution of a Product(s) and/or removes such Product(s) from its Price List, (collectively "End of Life"), [ * ].


17.2 Seller may not designate a Product as End of Life other than in accordance with the Product Road Map.





                    18.. ENGINEERING AND FIELD CHANGE ORDERS



18.1. Seller will provide to Digital all safety related ECOs, including all required Spare Parts, and technical service bulletins, [ * ] by Seller or the applicable manufacturer. All other ECO materials and technical service bulletins are to be provided to Digital [ * ] by Seller or the applicable manufacturer.


18.2. Seller will bear all Spare Parts costs and will work with Digital to determine the labor costs for all safety related ECO's and mandatory ECO's required to bring the Product into functional conformity with its design specifications. In addition, ECO's that affect purchased stock and/or consigned units, purchased field Spare Parts, and Products under Digital Services Agreements will be implemented in accordance with a mutually agreed upon update schedule at no charge to Digital.


18.3. If Seller notifies Digital of a safety-related Product recall, Seller shall be fully responsible for all costs associated with the purge and return of Products from Digital's inventory.





*Confidential Treatment

For non-safety Product recalls, the parties shall mutually determine at the time of notification by Seller how payment of inventory purges and Product returns shall be handled. Digital will advise Seller of the need for an ECO('s) due to problems or defects in form, fit or function of the Products or Product safety concerns. To the extent Seller determines a change is necessary, Seller shall work with Digital to determine the means by which implementation of such changes shall be accomplished.





              19.. SALES AND RELATIONSHIP PLANNING AND ENGAGEMENT



19.1. Digital and Seller will inform the sales and support personnel of each as to the availability, pricing and positioning of the Products and Services by including appropriate information regarding Digital's preferred services and systems provider role and Seller's network products partnering role in Seller's and Digital's sales and marketing literature, trade shows, customer seminars, sales training, and other appropriate marketing/business development materials.


19.2. The parties' regional and country management shall compile a list of countries where it is advantageous to develop formal business plans. These jointly developed business plans will guide the engagement between Digital and Seller in such country(ies), subject to this Agreement. The plans will include, but not be limited to: (i) Digital's targeted Product needs; (ii) opportunities for joint sales and marketing activities; and (iii) appropriate business review processes between Digital and Seller.


19.3. Each party shall develop standard descriptions of itself, its products and its services for inclusion in the other party's sales material as deemed appropriate by the other party. Notwithstanding the foregoing, each party shall have the right to approve, upon reasonable advance notice, any sales material that describes itself, its products, or its services. Such approval shall be provided promptly, and shall not be unreasonably withheld.


19.4. Subject to client ownership and/or confidentiality requirements, Digital will use reasonable efforts to keep Seller generally informed as to (i) problems encountered and resolutions developed with respect to any Product, and (ii) all material modifications, design changes or improvements to the Products suggested by any Customer, or any employee or agent of Digital. Digital shall have no obligation to provide Seller with the actual modifications, design changes, or improvements. The provision of the foregoing information shall not confer on Seller any Intellectual Property Rights in such information. Seller may use all such information without obligation of any nature to Digital. Seller's use of such information shall be at its own risk and neither Digital nor the party making the applicable suggestion shall be liable for any damages arising from such use.

19.5. Digital shall receive invitations to attend Seller's annual partners' conference, and Seller shall waive any registration or other fee normally charged by Seller as a condition of attendance at such conference.





                                 20.. MARKETING



20.1. Seller shall promote Digital as its Strategic Network Services Partner, and Digital shall promote the Seller as its Strategic Network Products Partner. This designation does not preclude any partnerships, relationships and programs between Digital and other vendors or service providers, or between Seller and other vendors or service providers, that do not conflict with this Section 20, provided that neither party shall designate any other party in a manner that may imply a more significant relationship.


20.2. Seller and Digital will mutually agree on a joint marketing and public relations plan to support sales and services through Digital Partners and Seller Selling Partners ("Marketing Plan"). The Marketing Plan will be updated minimally twice a year to ensure that it remains relevant and current.


         20.2.1.  Digital will  implement the  activities  set forth in Schedule
                  20.2.1 to transition Digital's relationship with Digital's resellers to Seller.


20.3. Except as set forth in this Agreement, both parties shall have the exclusive right to determine the nature and extent of their own advertising and marketing efforts.


20.4. Seller shall be designated at a corporate level as Digital's sole preferred supplier for its internal network equipment needs. Digital shall not designate a competitor of Seller as a major internal network equipment supplier.





                                 21.. WARRANTY



21.1. The manufacturer of a Product shall bear all costs associated with the one-year manufacturers warranty.


21.2. Seller warrants to Digital that any services performed by Seller in connection with this Agreement shall be performed in a workmanlike manner.

21.3. Seller warrants that all Products sold by Seller to Digital under the terms of this Agreement will be free from defects in workmanship and materials under normal unse and service for (i) one year for hardware and Software and (ii) ninety (90) days for floppy dics and magnetic media. All Warranty claims must comply with the terms of the Warranty set forth on Schedule 8.10. The manufacturer of the Product, whether Digital or Seller, as the case may be, shall be responsible for all Product repairs during the one (1) year Warranty period.


21.4. Seller warrants that (i) the Software provided hereunder will perform in substantial conformance to the program specifications therefor during its one-year warranty period; (ii) that all defects in the Software identified during the one-year warranty period will be corrected; (iii) that the Software is Year 2000 Compliant; and (iv) the magnetic media containing Software will not fail during the first ninety (90) days.


21.5. The Warranty for Digital-Branded Products shall be as set forth on the Warranty Schedule attached hereto, Schedule 8.10. The parties shall mutually agree on all additions to, deletions from or changes to the Schedule. Prior to shipment of any Digital-Branded Products, Seller shall incorporate the Warranty set forth on Schedule 8.10 into its Products literature, documentation and corresponding Warranty registration cards or forms.


21.6. In the case of a breach of the forgoing warranties, Seller shall use commericially reasonable efforts to remedy the breach.


21.7. Any replaced or repaired Spare Parts carry an additional ninety (90) day warranty or the remainder of the initial Warranty period, whichever is longer. All expenses associated with the transportation of Products (to and from Seller's facilities) shall be borne by Seller, except in the event that Products shall not require repair due to a no problem found ("NPF") diagnosis by Seller. In cases of NPF, Digital shall be responsible fo delivery expenses to Seller's facilities, and Seller shall pay for delivery expenses back to Digital provided that.


         21.7.1 In the event that Digital determines that a product is DOA, Seller shall ship a replacement Product at Seller's cost within twenty-four (24) hours of notification by Digital. Digital shall return the DOA Product to Seller at Seller's cost.

         21.7.2 In the event that Seller evaluates and determines that there is NPF in greater than ten (10%) percent of the Products or parts returned in a six (6) month period, Seller reserves the right to charge Digital for each returned unit determined to be NPF thereafter the lesser of (i) $150 or (ii) twenty-five percent (25%) of the purchase price.

21.8. The above warranties shall survive any delivery, acceptance, payment, termination or expiration of a Purchase Order or this Agreement, and shall run to Digital, its successors, assigns and Customers.


21.9. THE FOREGOING WARRANTIES OF SELLER ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.





                              22.. STOCK ROTATION



22.1. Digital may Rotate up to [ * ]. In accordance with this Section, Digital may Rotate Digital-Branded Products for Seller Products and Seller Products for Digital-Branded Products, in its sole discretion.


22.2. Digital shall bear all transportation charges to Seller's designated site for Products to be Rotated.


22.3. In no event shall Seller discontinue or remove a Product from its price list other than in accordance with the Product Road Map process.



                              23.. ESCROW DEPOSIT



23.1 Upon request by Digital, Seller will place the Escrow Deposit into escrow with a nationally recognized escrow agent in the United States reasonably acceptable to both parties (the "Escrow Agent") pursuant to a mutually agreed escrow agreement between the parties. Digital will be responsible for the expenses of the Escrow Agent, and any of Seller's direct and reasonable costs in excess of $5,000 per quarter. Seller shall not be obligated to escrow any third party component utilized in connection with its Spectrum Products.


23.2. The escrow agreement will provide, among other things, the terms under which Digital will have access to the Escrow Deposit.

*Confidential Treatment

                             24.. SUPPLY BY DIGITAL



24.1. Digital shall supply Seller with all Unique Materials that are used in NPB Products and Seller Products. In the event of component shortages by Digital, Digital will allocate among Seller and other purchasers pro rata based on Digital's Demand Forecast for the past three (3) months. Pricing for unique components will be the most favored nation pricing for similar volumes but no more than existing transfer pricing, adjusted for cost increases.


24.2. Seller will have the right to purchase NPB Products from Digital's Taiwan and Scotland facilities for up to an eighteen (18) month period commencing on the Closing Date. The price to Seller for such NPB Products shall be (i) Digital's current intercompany transfer pricing during the six (6) month period after the Closing Date and (ii) at an arm's length negotiated price thereafter.


         24.2.1   Digital  shall   provide   Seller  with   Digital's   standard
                  manufacturing warranty for NPB Products purchased by Seller under this Section 24.


24.3. The parties shall negotiate the pricing, terms, and conditions of a separate supply agreement prior to the Closing Date.





                   25.. LIMITATION OF LIABILITY AND REMEDIES



25.1. Except for damages awarded to a third party for indemnification claims covered by this Agreement, neither party shall be liable to the other for any damages arising from lost data, incidental, consequential, special or indirect damages of the other of any kind (whether in contract, tort, or under statute), even if the party has been advised of the possibility of such damages.


25.2. Notwithstanding any provision contained herein to the contrary, except with respect to the Product Credits and Minimum Product Volume commitments, in no event will the aggregate liability of either party or its respective officers, directors, employees and subsidiaries to either party or to any third person for damages, direct or otherwise, arising out of or in connection with this Agreement exceed twenty (20) million dollars ($20,000,000) regardless of the cause or form of action.

25.3. The parties acknowledge that, in addition to any remedy they may have at law or equity, nothing in this Agreement shall prevent (i) either party from seeking termination of the Agreement; (ii) Digital from recovering its remaining Product Credits as damages; and/or (iii) Seller from recovering Digital's remaining Minimum Product Volumes as damages.


25.4. Nothing in this Agreement shall preclude either party from seeking relief through law or equity for any breach by the other party of this Agreement.





                    26.. CONFIDENTIAL INFORMATION AND AUDITS



26.1. For purposes of this Agreement, "Confidential Information" means (i) any information regarding the terms of this Agreement; (ii) any information, in whatever form, designated by the disclosing party (the "Disclosing Party") in writing as confidential, proprietary or marked with words of like import when provided to the receiving party (the "Receiving Party"); and (iii) information orally conveyed if the Disclosing Party states at the time of the oral conveyance or promptly thereafter that such information is Confidential, and provides specific written confirmation thereof within 30 days of the oral conveyance.


26.2. Confidential Information will not include information which:


         26.2.1. at or prior to the time of disclosure by the Disclosing Party was known to the Receiving Party through lawful means;


         26.2.2. at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party's part;


         26.2.3. is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party; or


         26.2.4. the Receiving Party receives from a third Person free to make such disclosure without breach of any legal obligation.


26.3. The Receiving Party may disclose Confidential Information pursuant to any statute, regulation, order, subpoena or document discovery request, provided that prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, disclosure of such information may be made without liability).

26.4. The Receiving Party acknowledges the confidential and proprietary nature of the Disclosing Party's Confidential Information and agrees that it shall not discuss, reveal, or disclose the Disclosing Party's Confidential Information to any other Person (other than Affiliates), or use any Confidential Information for any purpose other than as contemplated hereby, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to take reasonable precautions (no less rigorous than the Receiving Party takes with respect to its own comparable Confidential Information) to prevent unauthorized or inadvertent disclosure of the Confidential Information of the Disclosing Party. In the event that a Receiving Party wished to disclose Confidential Information to one of its professional advisors, it may do so only if that professional advisor agrees to abide by the terms of this Section.


26.5. The Receiving Party will, at the request of the Disclosing Party, during the Term or thereafter (i) promptly return all Confidential Information held or used by the Receiving Party in whatever form, or
         (ii) at the discretion of the Disclosing Party, promptly destroy all such Confidential Information, including all copies thereof, and those portions of all documents that incorporate such Confidential Information.


26.6. In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party may be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Section or further unauthorized use of its Confidential Information. This remedy is separate from any other remedy the Disclosing Party may have.


26.7. The provisions of this Section will survive for three years after the end of the Term.


26.8. Seller shall have the right to audit consigned parts or units as received, stored and consumed by Digital. Seller shall notify Digital not less than thirty (30) days prior to its intent to conduct such audits. All audits shall be conducted during normal working hours. Audits shall be conducted no more than once during each six (6) month period. Physical inventory and cycle counts are the responsibility of Digital. Such physical inventory and cycle counts shall be performed in accordance with Digital standard business policies and practices.


26.9.    Each party agrees to retain  appropriate  documentation  regarding  its obligations hereunder, for at least three years following the termination of this Agreement. Each party shall have the right at its own expense, not more than once each year on reasonable advance notice and during normal business hours, to have its independent auditor inspect such documentation for the purpose of verifying the accuracy of the figures reported and amounts owed pursuant to this Agreement. Any discrepancies that are identified as a result of such an audit and are not disputed will be promptly corrected by the parties. Any information disclosed as a result of such an audit will be Confidential Information.

                           27.. COMPLIANCE WITH LAWS



27.1. All Products supplied and work performed by Digital and Seller under this Agreement shall comply with all material applicable (United States and other) laws and regulations, including customs and trade regulations regarding restraints on the use of convict labor, government procurement, export controls, environmental, health and safety, and labor laws and regulations. Either party's failure to comply with any of the requirements of this Section shall be considered a material breach of this Agreement.


27.2. Upon request, the parties agree to provide the other with information and certifications required to demonstrate compliance with Section
         27.1. Schedule 27.2 describes some, but not all of the applicable United States regulatory requirements with which Seller agrees to comply and/or provide information and certifications.





                       28.. INDEMNIFICATION AND INSURANCE



28.1. Seller shall defend, indemnify, and hold Digital, its Subsidiaries, and Digital Partners and their representatives, its officers, directors, agents, subsidiaries, affiliates, and employees harmless from and against any and all claims, losses, expenses (including reasonable attorney's fees and expenses), demands, settlements, or judgments ("Damages") which result from or arise out of:


         28.1.1. Seller's breach of any obligation, representation, covenant or warranty provided or required hereunder.


         28.1.2. Any claim against Digital alleging that Products, or any component thereof, infringes any Intellectual Property rights in any country. If an injunction against Digital's, a Customer's or Digital Partners' use, sale, lease, license, or other distribution of the Products, or any component thereof, results from such a claim (or if Digital reasonably believes such an injunction is likely), Seller shall, at its expense (and in addition to the Seller's other obligations, hereunder), and as Digital requests: obtain for Digital and/or Customers or Digital Partners the right to continue using, selling, leasing, licensing, or otherwise istributing the Products, or replace or modify such Products so they become noninfringing but functionally equivalent.

         28.1.3. Seller making greater service commitments to its Customers then are set forth in the Gold Key Program.


         28.1.4. The acts, errors, omissions, or negligence of Seller while on the property of Digital or its Customers or Digital Partners, regardless of whether the loss, damage, or injury resulting for sale occurs after the Seller has left such property.


         28.1.5. The presence of any equipment or tools used by Seller in the performance of this Agreement, on the property of Digital or its Customers or Digital Partners.


         28.1.6. The use by Seller of Digital's equipment, tools, or facilities whether or not any claims are based upon the condition of the foregoing or Digital's, its agent's or employee's alleged negligence in permitting its use.


         28.1.7.  Seller's obligations to any third Person.


         28.1.8. Any product liability claims related to the Products including, but not limited to, personal injury as well as damage to real or personal property arising out of the use or sale of the Products, and regardless of the theory upon which the claim is based including, but not limited to, negligence, strict liability, and breach of warranty.


28.2. Digital acknowledges that Seller's indemnification obligations under Sections 28.1.2 and 28.1.8, solely as each relates to the NPB Products, shall apply to NPB Products sold following the first anniversary of the Closing Date, provided that Seller's indemnification obligations for NPB Products shall commence immediately for any claim that arises because of any upgrade or modification to the NPB Products made by, or at the direction of, Seller, that would not have arisen in the absence of such upgrade or modification.


28.3. Digital shall defend, indemnify, and hold Seller, its officers, directors, agents, and employees harmless from and against any and all Damages which result from or arise out of:


         28.3.1. Digital's breach of any obligation, representation, covenant or warranty provided or required hereunder.


         28.3.2. The acts, errors, omissions, or negligence of Digital while on the property of the Seller or its Customers, regardless of whether the loss, damage, or injury resulting for sale occurs after Digital has left such property; or


         28.3.3. The presence of any equipment or tools used by Digital in the performance of this Agreement, on the property of the Seller or its Customers.

         28.3.4. Digital making greater Warranty commitments to its Customers than are authorized under this Agreement.


         28.3.5. The use by Digital of Seller's equipment, tools, or facilities whether or not any claims are based upon the condition of the foregoing or Seller's, its agent's or employee's alleged negligence in permitting its use.


         28.3.6.  Digital's obligations to any third Person.





                                  29.. NOTICES


                  Any notice given under this Agreement shall be written or sent by telex or facsimile. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service which delivers to the noticed destination, and provides proof of delivery to the sender. All notices shall be effective when first received at the following addresses:

If to Seller:                                If to Digital:

Cabletron Systems, Inc.                      Digital Equipment Corporation
36 Industrial Way                            111 Powdermill Road
Rochester, NH  03866                         Maynard, MA  01754
Attn:  David Kirkpatrick                     Attn:  Relationship Manager
Telecopy:  (613) 332-4004                    Telecopy:  (508) 841-3522

with a copy to:                              with copies to:

Ropes & Gray                                 Digital Equipment Corporation
One International Place                      111 Powdermill Road
Boston, Massachusetts 02110-2624             Maynard, MA  01754
Attn:  David A. Fine, Esq.                   Attn:  Gail Mann, Esq.
Telecopy:  (617) 951-7050                    Telecopy:  (508) 493-6049

                               30.. FORCE MAJEURE



30.1. Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, flood, or other natural disaster or act of God, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay, and provided further that the party claiming the benefit of this Section shall use reasonable effort to resume performance. In the event a party cannot perform substantially all of its obligations under this Agreement because of such an event, the other party may terminate this Agreement.





                                  31.. GENERAL



31.1. The rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies provided at law or in equity.


31.2. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither party may assign or otherwise transfer this Agreement without the written consent of the other party, and such consent shall not be unreasonably withheld; however either party may assign this Agreement without the consent of the other party in connection with the sale of all or substantially all of its assets, whether by asset purchase, merger, or otherwise.


31.3. Subject to the non-compete provisions set forth in the Asset Purchase Agreement, nothing will be deemed to limit or restrict Digital from entering into agreements with any other person covering services or products similar to the Products or Services, or from offering similar product or services itself.


31.4. The parties are independent contractors, and nothing in this Agreement shall be construed as making either party the agent, joint venturer, partner or employee of the other. Neither party shall make any representation or warranty on behalf of the other, including but not limited to any representation or warranty concerning the quality, performance or other characteristics of the Products or Services other than those which are consistent in all respects with, and do not expand the scope of, the warranties set forth in this Agreement or the Gold Key Program.

31.5. If any provision of this Agreement is held illegal or unenforceable by any court of competent jurisdiction, the parties shall meet and use reasonable efforts to amend this Agreement with a provision that meets the intent of the parties.


31.6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard for its principles of conflicts of law. The parties hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or the United States Federal District Court for the District of Massachusetts for the purpose of any action or proceeding brought by them in connection with this Agreement.


31.7. Digital and Seller agree to comply with U.S. laws and regulations governing the export of technology and products, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Digital and Seller agree to cooperate with each other, including, without limitation, providing required documentation and information, in order to obtain the necessary government authorizations prior to any export of technology or Products under this Agreement.


31.8. The failure of either party to enforce, in any one or more instances, any of the terms or conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition.


31.9. This Agreement and all Schedules and any addenda hereto, together with the Asset Purchase Agreement, (i) represent the entire agreement of the parties regarding the subject matter hereof; (ii) supersedes all prior oral and written understandings and agreements between the parties concerning the subject matter hereof; and (iii) may not be modified or amended except in a writing signed by the executive officers of the parties.

DIGITAL EQUIPMENT CORPORATION                       SELLER

/s/ Harold D. Copperman                             /s/ Donald B. Reed
Authorized Signature                                Authorized Signature

Harold D. Copperman                                 Donald B. Reed
Senior Vice President and General Manager           President
Products Division
Name and Title                                      Name and Title

November 24, 1997                                   November 24, 1997
Date                                                Date

EXHIBIT 10.1

                             CABLETRON SYSTEMS, INC.
                               DISCLOSURE SCHEDULE
INDEX

         Schedule 1.56 - Shared Resellers

         Schedule 3.1 - Product Road Map Outline

         Schedule 6.1 - Quality Assurance Guidelines

         Schedule 8.1.1 - Territories in Which Digital Will Not Perform Warranty
                          Services

         Schedule 8.2.1 - Seller Warranty Services Territories to be Provided by
                          Digital

         Schedule 8.3 - Gold Key Program

         Schedule 8.10 - Warranty Services and Descriptions

         Schedule 9.1.1 - Trademark License and Quality Requirements

            Appendix 1 - The Digital Brand

            Appendix 2 - DEC Formative Marks

            Appendix 3 - Digital Logo Reproduction Requirements

            Appendix 4 - Eligibility for Digital Branding Criteria

            Appendix 5 - Digital Brand Relationship Logo Usage Requirements

            Appendix 6 - Usage Criteria for the DEC Formative Marks

            Appendix 7 - Relationship Logo

         Schedule 9.6 - Current Cabletron Products to be Branded with the
                        Digital Marks

         Schedule 9.8 - Digital's Requirements for Current Use of the Digital
                        Marks

         Schedule 9.9.5 - Business Card Drawing

         Schedule 10.4 - Europe and U.S. Accreditation Guidelines

         Schedule 11.1 - Documentation Plan

         Schedule 14.1 - Escalation and Prioritization Guidelines

         Schedule 14.3 - Contract Services Delivery Model

         Schedule 15.3 - Relationship Director Responsibilities

            Appendix 1 - Digital Networks Program Office

         Schedule 20.2.1 - Preferred Service Provider Marketing Plan

         Schedule 27.2 - Legal Compliance Schedule